PRESS RELEASE

Exhibit 99.3

Autoliv to Discontinue Manufacturing Operations in Türkiye

(Stockholm, Sweden, May 8, 2026) – Autoliv, Inc. (NYSE: ALV and SSE: ALIVsdb), the worldwide leader in automotive safety systems, continues its strategy to align production capacity with future EMEA market requirements. As part of this strategy, Autoliv will gradually discontinue its manufacturing operations in Türkiye.

The automotive industry is experiencing structural shifts and unprecedented transformation on a global scale. While Autoliv continues to perform strongly worldwide, evolving market dynamics require ongoing evaluation and optimization of our manufacturing footprint to ensure long-term competitiveness and operational sustainability. Following a comprehensive and careful assessment of its regional operations, Autoliv has decided to implement capacity alignments within the EMEA region.

Management has determined that manufacturing capacity in the EMEA region exceeds future demand. As part of its capacity alignment, Autoliv will gradually discontinue its manufacturing operations in Türkiye, which includes production of steering wheels, airbags, and seatbelts. This is expected to affect approximately 2,200 employees. Production in Türkiye will be moved to Autoliv’s other existing facilities in the EMEA region, with the complete closure of manufacturing operations in Türkiye anticipated in the first half of 2028.

Autoliv expects to incur a final pre-tax charge of approximately $142 million for this capacity alignment. The majority of this charge is expected to be recorded in the second quarter of 2026.

A non-cash charge of $13 million is anticipated from fixed asset and inventory write-offs. Cash charges of approximately $129 million are primarily for severance and employee retention costs and immaterial amounts for environmental related expenses, equipment decommissioning, and contractual releases. Severance and employee retention costs are calculated using a weighted-average, projected foreign exchange rate of 53 Turkish Lira per dollar.

“As market conditions shift, we are continuously optimizing Autoliv’s manufacturing footprint in the EMEA region to better align our capacity with future demand and strengthen our long-term competitiveness. We recognize that this change is difficult for affected employees and we will approach the situation in a transparent and respectful manner,” says Magnus Jarlegren, President Autoliv EMEA.

Autoliv will maintain a sharp focus on supporting its customers and will retain customer‑facing operations in Türkiye. Autoliv remains dedicated to meeting its established standards for reliably delivering high‑quality safety systems and conducting its activities in accordance with Autoliv’s global standards for safety, integrity and operational excellence.

Inquiries:

Investors & Analysts:

Anders Trapp, Tel +46 709 578 171, Henrik Kaar, Tel +46 709 578 114

Media: media@autoliv.com

Gabriella Etemad, Tel +46 70 612 64 24, Emelie Ericson, Tel +46 70 957 81 35

This information is information that Autoliv, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication by Emelie Ericson at 08:55 CET on May 8, 2026.

About Autoliv

Autoliv, Inc. (NYSE: ALV; Nasdaq Stockholm: ALIV.sdb) is the worldwide leader in automotive safety systems. Through our group companies, we develop, manufacture and market protective systems, such as airbags, seatbelts, and steering wheels for all major automotive manufacturers in the world, as well as mobility safety solutions, such as commercial vehicles and electrical safety solutions. At Autoliv, we challenge and re-define the standards of mobility safety to sustainably deliver leading solutions. In 2025, our products saved approximately 40,000 lives and reduced around 600,000 injuries.

We have operations in 25 countries, and we drive innovation, research, and development at our 13 technical centers. Our 64,000 employees are passionate about our vision of Saving More Lives and quality is at the heart of everything we do. Sales in 2025 amounted to $10.8 billion. For more information go to www.autoliv.com.

Safe Harbor Statement

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements, including general economic conditions and fluctuations in the global automotive market. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any such statements in light of new information or future events, except as required by law.